SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C. 20549



                                Form 8-K



                             CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of
                  THE SECURITIES EXCHANGE ACT OF 1934


                  Date of Report:  September 28, 1998





                         BLACK HILLS CORPORATION



State of South Dakota    File Number 1-7978    IRS Number 46-0111677





                            625 Ninth Street
                     Rapid City, South Dakota  57709



              Registrant's telephone number (605) 348-1700

Item 5.   OTHER INFORMATION

     The Registrant through Black Hills FiberCom, will build a telecommunications fiber optic network to serve the growing needs of Rapid City and the Northern Black Hills of South Dakota.

     "This network will allow us to offer telecommunications, cable and data services in the Black Hills which typically have been accessible only in more densely-populated areas," said Dan Landguth, President and CEO of Black Hills Corporation. "We're excited to be making what we think is the most significant investment in the infrastructure of the Black Hills area since the Interstate highway system was built nearly 40 years ago and we are ready to start building immediately."

     The newly formed company will invest approximately $40,000,000 over the next three years in state-of-the-art technology that will offer local and long distance telephone service, expanded cable television service, Internet access, and high-speed data and video services. Construction is targeted to begin in the fourth quarter of this year and will take two to three years to build out the complete fiber optics system. The Company plans to market the telecommunications services to schools, hospitals, cities, economic development groups, and business and residential customers.

     "Black Hills FiberCom grew from Black Hills Corporation's study of its internal need for reliable and advanced telecommunications services," said Landguth. "In talking with area communications users, including individuals, businesses, school systems, local governments, and economic development groups in Rapid City and the Northern Black Hills, we were advised that the current telecommunications infrastructure inhibits their efforts to employ current technology. We are pleased to be able to make this investment in technology to help bring the Black Hills to a state of readiness for the next millennium and at the same time bring another revenue stream to the Company. For our customers, Black Hills FiberCom will mean more convenience, better service and access to
     advanced telecommunication products and services.   For the Company
     and our shareholders, it will mean additional revenue per customer, increased market share, enhanced customer loyalty and another earnings stream for the future."

     Black Hills FiberCom will experience operating losses over the next two to four years as it develops and constructs its network infrastructure, builds its customer base and internal staffing, and develops its systems. Management believes Black Hills FiberCom's operating losses will be offset by growth in the Company's other business segments and overall the Company should have stable or slight growth during this start up phase.

     "Building a Fiber Optic System is similar to building the Neil Simpson 2 power plant," said Landguth. "The Company will experience a high capital investment which will increase interest and depreciation expense during the construction phase, however once the project is completed and marketing successful, it will offer great benefits to our shareholders. A major difference with this project is the Company needs to build its customer base which may take a few years to do. "Management believes that the Company goal of achieving an average 6% growth in earnings over the next five years is an attainable goal with this new business venture. Black Hills FiberCom's assets and net income will comprise less than 10% of consolidated assets and earnings.

     Black Hills FiberCom is partnering with an international telecommunications firm, GLA International, of St. Louis, Missouri, to build a 500-mile hybrid fiber coaxial network in Rapid City and the Northern Black Hills. "As pioneers in fiber optic communications, the people at GLA International have the expertise to work with us on all phases of this project," said Landguth. "GLA was the firm that developed the fiber networks for Brooks Fiber Properties which was recently purchased by WorldCom. They assisted Brooks Fiber in the build-out of over 20 major cities in the last few years and will bring a wealth of experience and perspective to this project."

     The fiber optic link will enable customers to receive telephone, cable television, Internet, and high-speed data and video services all through one cable coming into their businesses and homes. The network is designed to provide greater reliability because there will be redundancy built into the system. Compared with the present telecommunications network in the Black Hills, connections to homes initially will have 4 to 700 times greater capacity; connections to schools and businesses will have from 65 to 1750 times greater capacity.

     The above information includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Although management believes that its expectations are based on reasonable assumptions, it can give no assurances that its goals will be achieved. Actual results may differ materially from management's expectations as a result of a variety of factors including, but not necessarily limited to, technological changes, regulation, market conditions and marketing success, general economic conditions, and a changing competitive environment.

     Black Hills Corporation (HTTP://WWW.BLACKHILLSCORP.COM) is an energy and communications company that supplies electric utility service to a 9,300 square-mile area in western South Dakota, northeastern Wyoming, and southeastern Montana; engages in the mining and sale of coal from its mine located near Gillette, Wyoming; produces, explores, and operates oil and gas interests located in the Rocky Mountain region, Texas, and California; markets natural gas, electricity, and related services to customers in the Rocky Mountain region, Midwest and East Coast markets; and develops and markets internally generated computer software.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              BLACK HILLS CORPORATION


                              By /S/  ROXANN R. BASHAM

                              Roxann R. Basham, Vice President -
                              Finance and Secretary/Treasurer

Dated: September 28, 1998